EXHIBIT 21.1

Registrant has the following subsidiaries:

1.    ubroadcast, inc., a Nevada corporation

2.   BriteSpot, Inc., a Nevada corporation

3.    iVu Media Corporation, a Delaware corporation

4.    ubraodcast Entertainment, Inc., a Nevada corporation